UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HCA INC.

(Name of Registrant as Specified In Its Charter)

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THE FOLLOWING Q&A IS TO BE UTILIZED BY SENIOR OFFICERS, DIVISION MARKET PRESIDENTS AND CEOS
FOR COMMUNICATIONS WITH EMPLOYEES IN CONNECTION WITH THE MERGER.
Q&A For Senior Officers, Division Market Presidents and CEOS: DO NOT FORWARD, TO
BE USED ONLY IN CONJUNCTION WITH THE MERGER AGREEMENT RELEASE
1.	What does today’s announcement mean for the company?
A: Put simply, HCA’s board of directors believes the merger agreement is fair and in the best interests of shareholders. The private equity sponsors include Bain Capital, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity, along with HCA founder Dr. Thomas F. Frist, Jr. and certain members of his family. Once this transaction is complete, it is expected that management will also be investors. HCA will again become a privately-owned company.
2.	What happens next?
A: In the coming weeks, HCA will file a preliminary proxy statement with the SEC. This statement will contain information about the transaction and will be available to the public. Once any SEC review is completed, a “definitive proxy statement” will be filed with the SEC and mailed to shareholders. Following the mailing of the definitive proxy statement, shareholders will vote on the transaction. If the merger is approved, and all closing conditions are met, the transaction can be closed.

Under the merger agreement, HCA may solicit superior proposals from third parties during the next 50 days. In accordance with the agreement, the board of directors of HCA, through its special committee and with the assistance of its independent advisors, intends to actively solicit superior proposals during this period. HCA advises that there can be no assurance that the solicitation of superior proposals will result in an alternative transaction. HCA does not intend to disclose developments with respect to the solicitation process unless and until its board of directors has made a decision.
3.	What is the voting requirement by shareholders to approve the transaction?
A: A majority of the shares outstanding must vote to adopt the merger agreement.
4.	What assurances do you have that a new ownership team will support and continue the company’s founding philosophy of “patients first” healthcare?
A: Throughout its 38-year history, regardless of ownership, HCA has been an industry leader with a focus on quality, compassionate care. In addition, HCA’s management team is expected to be a part of the buyer group, as are Dr. Thomas F. Frist, Jr., founder and board member, and certain members of his family. HCA’s management feels very comfortable that the remaining members of the buyer group are completely supportive of the company’s “patients first” approach to care.
5.	Why this, why now?
A: After careful analysis, the special committee and the board have endorsed this transaction as being in the best interests of our shareholders. We are very pleased to have an experienced group of investors who are committed to maintaining our company’s culture of a “patients first” approach to high-quality, compassionate care. They are also committed to the welfare of our colleagues across the company who carry out that mission every day.
6.	Will sell-offs or spin-offs of company assets be part of this transaction?
A: The terms of the merger agreement do not require any asset sales or spin-offs.
7.	Will jobs be eliminated?
A: The terms of the merger agreement do not call for the elimination of any positions.

8.	How will this change affect the long-term quality initiatives that have been put in place at HCA (e.g. perinatal, CCRM, etc.)?
A: This company has had several ownership models throughout its 38-year history, and our record on quality and leadership in the industry speak for itself. In fact, the company just recently announced that Jonathan Perlin, M.D., Ph.D., most recently Undersecretary of Health in the U.S. Department of Veterans Affairs, will join HCA as Senior Vice President of Quality and Chief Medical Officer. As the Chief Executive Officer of the Veterans Health Administration (VHA), Dr. Perlin led the nation’s largest integrated health system, and he is well known as an innovator in quality and patient safety.
9.	What about new capital projects? Will this move eliminate opportunities for things such as replacements and expansions, new acquisitions, etc.?
A: This transaction does not change our development strategy. As planned, we will invest $1.9 billion this year.
10.	How will this affect the expansion of the company’s outpatient group?
A: The outpatient group is a key component of the company’s growth strategy, and that is not expected to change.
11.	When will the deal be finalized? How will this affect operations in the interim?
A: We anticipate that the deal will be finalized by the end of the year. The terms of the transaction do not require any operations changes.
12.	Will the corporate headquarters remain in Nashville?
A: Yes. There are no plans to relocate the corporate office.
13.	HCA has been a leader in healthcare management since its inception. How will this change affect the company’s role long-term as a hospital provider? How will this affect the company’s aggressive quality initiatives? What kind of signal does this send to the rest of the for-profit hospital community?
A: This company has been a provider of quality, compassionate care since 1968, while continuing to serve as a leader in the industry. That history speaks strongly of a consistent philosophy. This management team and the buyer group are committed to continuing our “patients first” philosophy.
14.	Who are the companies who make up the majority of the buyer group?
A: Bain Capital is one of the world’s leading private investment firms, with over 20 years of experience in management buyouts, and offices in Boston, New York, London, Munich, Hong Kong, Shanghai and Tokyo. For more information, visit (www.baincapital.com)

KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California, London, Paris, Hong Kong and Tokyo. For more information, visit www.kkr.com.

Merrill Lynch Global Private Equity is the private equity investment arm of Merrill Lynch & Co., Inc. For more information, visit www.ml.com.